ANNEX A

Transactions in the Shares of Class A Common Stock of the Issuer by the Reporting Persons During the Past Sixty (60) Days

The following table sets forth all transactions in the shares of Class A Common Stock reported herein effected during the past sixty (60) days by the Reporting Persons in the Erez Funds. Except as noted below, all such transactions were effected by the Reporting Persons in the open market through brokers and the price per share includes commissions. All prices are denominated in U.S. dollars.

Trade Date

09/02/2026*

09/03/2026*

09/04/2026*

09/08/2026*

09/09/2026*

09/10/2026*

09/10/2026

09/11/2026*

09/11/2026

09/14/2026*

09/14/2026

09/15/2026*

09/15/2026

09/16/2026*

09/16/2026

09/17/2026*

10/01/2026*

10/01/2026

10/02/2026*

10/02/2026

Shares Purchased 161,784 149,257 197,100 1,409,594 1,082,265 226,847 453,695 614,875 409,917 594,397 396,265 868,945 579,297 694,936 160,826 500,000 415,591 207,796 584,409 292,204	Price Per Share ($) 4.42 4.42 4.46 4.43 4.27 4.25 4.25 4.27 4.27 4.30 4.30 4.26 4.26 4.18 4.18 4.19 4.08 4.08 4.17 4.17

* Indicates a transaction in Erez Opportunities.